CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated December 20, 2000, relating to the financial statements and financial highlights, which appears in the October 31, 2000 Annual Reports to Shareholders of Prudential World Fund, Inc. - Prudential Global Growth Fund, Prudential International Value Fund, and Prudential Jennison International Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York
February 23, 2001